Exhibit 99.2

Meade Instruments Corporation

6001 OAK CANYON, IRVINE, CALIFORNIA 92618-5200 U.S.A. (949) 451-1450 • FAX: (949) 451-1460 • www.meade.com

Meade Instruments Corp.	The Piacente Group, Inc.
Paul Ross, CFO	Shelley Young
Tel: 949-451-1450	Tel: 212-481-2050
Fax: 949-451-1460	Email: brandi@tpg-ir.com

MEADE INSTRUMENTS REPORTS Q4 AND FULL YEAR 2008 RESULTS

CONTINUES TO EXECUTE ON TURNAROUND PLAN

IRVINE, Calif. – June 16, 2008 – Meade Instruments Corp. (Nasdaq GM: MEAD), a leading designer and manufacturer of optical products, including telescopes, binoculars and microscopes, today announced its financial results for the fourth quarter and full year of fiscal 2008 ended February 28, 2008.

Full Year Results

The Company reported net sales of $98.5 million for the full year ended February 28, 2008, compared to net sales of $101.5 million in the same period last year.  The decrease in revenues from a year ago was primarily attributable to the closure of Discovery Channel Stores retail locations during the year.

The gross profit margin in fiscal 2008 was 13.6% of net sales, compared to 17.2% of net sales in fiscal 2007, or a decrease of 3.6 percentage points.  The decrease in gross profit margins was primarily due to over $4.0 million in inventory write-downs, most of which was recognized in the third quarter of fiscal 2008.  During the third quarter of fiscal 2008, the Company announced a relocation of its manufacturing facilities to Mexico to reduce manufacturing costs, and at the same time, made the decision to reduce SKUs in an effort to streamline operations and improve efficiency.

Selling, general and administrative (SG&A) expenses, decreased by $8.2 million or 25% due to headcount reductions, the consolidation of facilities and non-recurring restatement and severance costs incurred in 2007.  Research and development expenses increased slightly from approximately $1.8 million in fiscal 2007 to $1.9 million in fiscal 2008, as the Company continued to invest in new product development at a relatively constant rate.

In the fourth quarter of fiscal 2008, the Company recorded a non-cash goodwill impairment charge of approximately $1.6 million in accordance with SFAS 142.

The net loss for the full year of fiscal 2008 was $17.7 million compared with a net loss of $19.2 million for the full year of fiscal 2007.  On a per share basis, the net loss for the full year of 2008 was $0.81 compared with a net loss per share loss of $0.98 for the prior year period.

Fourth Quarter Highlights

Net revenue for the fourth quarter of fiscal 2008 was $13.3 million versus $15.7 million in the fourth quarter of fiscal 2007, while the gross profit margin was approximately 5% in both periods.  SG&A expenses decreased $2.1 million, or 24%.  The decrease in revenue was partially due to the unavailability of high-end telescopes due to the Company’s manufacturing transfer and partially due to softness in the end retail markets.

Management’s Commentary

“Although we were disappointed in our operating results for fiscal 2008, we are still very proud of the progress we have made in restructuring the Company this year,” said Steve Muellner, President and Chief Executive Officer of Meade.  “We have reduced the Company’s operating cost structure by consolidating facilities and decreasing headcount, yielding positive results. The manufacturing transition occurred near the end of fiscal 2008, so the real improvement in gross margins will come in fiscal 2009, especially later in the year as volume ramps up.  Most recently, we have divested our Simmons, Weaver and Redfield brands, generating significant liquidity for a company in transition, allowing us to focus on our core competencies.”

As of February 29, 2008 Meade was in compliance with its financial covenants.  However, the Company’s auditors issued an opinion raising doubts as to its ability to continue as a going concern, based on Meade’s recurring losses and accumulated deficit.  The receipt of this opinion constitutes a technical default under the terms of Meade’s credit facility; the Company is currently working with its lender to amend the credit facility and cure the default.  While the first quarter results for fiscal 2009 have not been finalized, the Company expects that it would not have met its financial covenants for the first quarter and would have been in default under the terms of its credit facility as of the first quarter anyway, notwithstanding the default event due to the opinion from its independent auditors.  However, the Company currently has a $0 balance on the credit facility and has $9 million in cash.  Management believes that its current liquidity position and restructuring plans will be sufficient to meet the Company’s cash flow needs during the next 12 months.

Mr. Muellner continued, “During the third quarter of fiscal 2008, our Board of Director’s formed a special committee, engaging the services of an investment bank, to explore strategic alternatives.  As a result of this action, during this first part of fiscal 2009 we were able to increase our liquidity and reposition the Company through the sale of our Weaver, Redfield and Simmons brands for gross cash proceeds of $15 million.”

“With the recent sale of these brands, which combined contributed less than 20% of our revenue in fiscal 2008, the Company is planning to further reduce its overhead cost structure in a manner commensurate with the new revenue model.  We anticipate that this restructuring may take the better part of fiscal 2009. During this restructuring and general economic downturn in the markets, however, we nonetheless expect to roll out some new and exciting products to the marketplace over the course of this year.”

TELECONFERENCE

The Company’s full year earnings conference call will be held on Monday, June 16, 2008 at 8:30 a.m. Eastern Daylight Time (EDT).  A live webcast will be accessible through the Investor Relations section of the Company’s web site at www.meade.com.

The direct dial-in number for the conference call is 800-240-2430 for U.S. callers and 303-262-2130 for international callers.  A replay of the call will be available starting at 10:30 a.m. EDT on June 13,2008 and ending at midnight EDT on June 20, 2008. The dial-in number for the replay is 800-405-2236 for U.S. callers and 303-590-3000 for international callers.  The access code for the replay is 11115874#.  The web cast will be archived on the Company’s web site for 90 days.

ABOUT MEADE INSTRUMENTS

Meade Instruments is a leading designer and manufacturer of optical products including telescopes and accessories for the beginning to serious amateur astronomer. Meade offers a complete line of binoculars that address the needs of everyone from the casual observer to the serious sporting or birding observer. The Company distributes its products worldwide through a network of specialty retailers, mass merchandisers and domestic and foreign distributors. Additional information on Meade is available at www.meade.com.

“Safe-Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This news release contains comments and forward-looking statements based on current plans, expectations, events, and financial and industry trends that may affect the Company’s future operating results and financial position, including, without limitation, the Company’s expected timeline to complete the restructuring; the Company’s expected timeline for the introduction of new products; the Company’s expectation that it will be able to restructure it’s credit facility and cure the default; and the Company’s expectation that it will continue as a going concern and that it will have sufficient liquidity for the next 12 months; and the

Company’s expectation that it will not be in compliance with its financial covenants as of the first quarter of fiscal 2009.   Such statements involve risks and uncertainties which cannot be predicted or quantified and which may cause future activities and results of operations to differ materially from those discussed above. Such risks and uncertainties include, without limitation: the Company’s ability to execute on its restructuring initiatives and achieve the necessary cost savings to continue as a going concern, as well as the potential need for further restructuring activities; the Company’s ability to amend its credit facility and cure the default condition; as well as other risks and uncertainties previously set forth in the Company’s filings with the Securities and Exchange Commission. The historical results achieved are not necessarily indicative of future prospects of the Company. For additional information, please refer to the Company’s filings with the Securities and Exchange Commission.

MEADE INSTRUMENTS CORP.
STATEMENT OF OPERATIONS DATA

(Unaudited)

(in thousands, except per share data)

	Three Months Ended		Fiscal Year Ended
	February 29,	February 28,	February 29,	February 28,
	2008	2007	2008	2007

Net sales	$13,283	$15,707	$98,539	$101,535
Cost of sales	12,658	14,905	85,135	84,065
Gross profit	625	802	13,404	17,470

Selling expenses	2,754	4,362	12,923	17,646
General and administrative expenses	3,774	4,269	11,708	15,173
Restructuring Costs	—	—	365	—
ESOP expense	43	73	235	302
Research and development expenses	441	667	1,887	1,840
Goodwill impairment	1,593	—	1,593	—

Operating income (loss)	(7,980)	(8,569)	(15,307)	(17,491)

Interest expense	420	311	1,300	803

Income (loss) before income taxes	(8,400)	(8,880)	(16,607)	(18,294)

Income tax expense	(524)	(388)	1,114	888

Net loss	$(7,876)	$(8,492)	$(17,721)	$(19,182)

Per share information:
Net loss — basic and diluted	$(0.34)	$(0.43)	$(0.81)	$(0.98)

Weighted average common shares outstanding — basic and diluted	23,306	19,675	21,841	19,608

MEADE INSTRUMENTS CORP.
PRELIMINARY BALANCE SHEET DATA

(Unaudited)
(in thousands)

	February 29,	February 28,
	2008	2007

ASSETS
Current assets:
Cash	$4,301	$4,048
Accounts receivable, net	8,424	12,445
Inventories	22,659	25,289
All other current assets	556	443
Long-term assets	9,852	12,904

	$45,792	$55,129

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Bank lines of credit	5,877	$860
Accounts payable	6,650	8,551
Accrued liabilities and other current liabilities	5,983	7,010

Income taxes payable	450	1,415
Long-term debt and other obligations	2,236	2,817
Total stockholders’ equity	24,596	34,476

	$45,792	$55,129

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